                                                       [logo] OppenheimerFunds
                                                        OppenheimerFunds, Inc.
                                                    Two World Financial Center
                                                225 Liberty Street, 11th Floor
                                                            New York, NY 10080
                                                             Tel. 212.323.0200

October 9, 2003

The Board of Trustees
Oppenheimer Principal Protected Trust II
6803 S. Tucson Way
Centennial, CO  80112-3924

To the Board of Trustees:

      OppenheimerFunds,  Inc. ("OFI") hereby offers to purchase 10,000 Class A shares,  100 Class B shares  and 100 Class C shares of  Oppenheimer  Principal
Protected  Main  Street  Fund  II(R)(the  "Fund"),  a  series  of  Oppenheimer
Principal  Protected  Trust II, at a net asset  value per share of $30.00  for each such class, for an aggregate purchase price of $306,000.

      In connection  with such purchase,  OFI represents that such purchase is made  for  investment  purposes  by  OFI  without  any  present  intention  of redeeming or selling such shares.

                              Very truly yours,

                              OppenheimerFunds, Inc.

                                    /s/ Robert G. Zack
                              By: ___________________________________
                                     Robert G. Zack
                                     Senior Vice President and General Counsel